Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
Phone: (518) 398-6222
Fax:  (518) 398-6369
Email: ir@hemispherx.net
HEB's Web Site: www.hemispherx.net

HEMISPHERX BIOPHARMA, INC. TO RESTATE 2009 FINANCIAL STATEMENTS
…Recording of Liability Related To Issuance of Warrants Results In A
Non-Cash Reduction of 2009’s Year-End Net Loss

Philadelphia, PA – December 28, 2010 – Hemispherx Biopharma, Inc. (NYSE Amex: HEB) announced its intention to restate its financial statements in its Annual Report on Form 10-K for the year ended December 31, 2009 and in its Forms 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 (including the comparable periods ended June 30, 2009 and September 30, 2009).

In connection with equity financings in May 2009, the Company issued Warrants that contained a provision that could require it to settle the Warrants for cash upon the happening of certain remote events.  Generally, the Warrant provision allows the Warrant holders to receive cash upon the happening of certain “Fundamental Transactions”, e.g., in certain situations where there would no longer be a significant public market for the Company’s common stock such as in the highly unlikely event that the Company took action to go private.  The amount of cash to be received by Warrant Holders would equal the Black-Scholes value of the remaining unexercised portion of the Warrant on the date of the consummation of the Fundamental Transaction.

Initially, the Company determined that these Warrants created a related Liability in accordance with ASC 480-10-55-29 & 30 due to the fact that the Warrants could be settled for cash as discussed above.  In its estimation of the value of this Liability, the Company interpreted and applied the concept of “Fair Value” from ASC 820 (formally SFAS 157).  After reviewing current accounting literature and the findings and opinion of an independent appraiser in determining proper accounting treatment, the Company took into account the extreme unlikelihood of the occurrence of a Fundamental Transaction triggering a right to cash settlement as a probability factor in applying the Black-Scholes-Merton valuation of the Warrants.  As a result, the Company deemed the fair value of the Warrants to be immaterial and stated the Warrants’ related Liability from May 31, 2009 through December 31, 2009 at zero.

The Company and its internal controls were subject to an annual independent audit.

On September 15, 2010, the Company received a comment letter from the Security and Exchange Commission concerning its review of the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2009.  During the process of resolving the SEC’s comments, the SEC Staff alerted the Company that they did not agree with the Company’s computation for the value of the Liability related to the Warrants as discussed above.

As a result, on December 22, 2010, after discussion with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, the Company’s Audit Committee determined that the previously issued financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009 and in its Forms 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and in its Forms 10-Q for the periods ended June 30, 2009 and September 30, 2009, should not be relied upon.  The Company plans on restating the financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009 and in its Forms 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 (including the comparable periods ended June 30, 2009 and September 30, 2009) to reflect the revised value of this Liability without regard to the remote probability of a cash settlement.

The Company believes that the related impact of this restatement on the December 31, 2009 Balance Sheet and Income Statement for the year then ended will be approximately as follows:

(a)
The total initial estimated fair value of the Liability related to the Warrants was $15,233,000 at the date of their issuance in May 2009.  In order to record this Liability, an adjustment will be made to decrease Additional Paid-In Capital and increase Liabilities by $15,233,000.

(b)
In May 2009 and June 2009, some of these Warrants were exercised resulting in total non-cash losses of $4,256,000.  Prior to each exercise, the individual Warrant’s fair value is revalued.  Revaluation adjustments will be made to increase the above mentioned Warrants’ Liability of $15,233,000 by the related $4,256,000 loss and then, upon exercise of the Warrants, reduce the Warrants’ Liability value by $7,516,000 for the exercised Warrants.  As a result, the Company believes that the estimated fair value of the Warrants’ Liability will become $11,973,000.

(c)
The estimated fair value of the Liability related to the Warrants will be revalued at end of each fiscal quarter from June 2009 through December 31, 2009.  Due to the decreasing trading value of the Company’s stock during this period, at December 31, 2009, the value of the Liability related to the remaining outstanding Warrants will be $3,162,000.  The Company believes that the June to December 2009 year to date adjustments to record the change in fair value for the remaining Warrants’ Liability will be $8,811,000, resulting in a related non-cash gain of $8,811,000.

The Company believes that the combined losses of approximately $4,256,000 for the exercise of Warrants and the estimated gain of $8,811,000 from the fair value adjustment of the Liability will result in a net non-cash gain of approximately $4,555,000 for the year-end 2009.  The impact of this non-cash adjustment will be to reduce the 2009’s year-end Net Loss from approximately $13,438,000 to $8,883,000.

The estimated fair value of the Liability related to the Warrants will be revalued at the end of each fiscal quarter on March 31, 2010, June 30, 2010 and September 30, 2010.  Due to the movement in the trading value of the Company’s stock during these periods, the value of the Liability related to the remaining outstanding Warrants will be approximately $4,223,000, $2,096,000 and $2,346,000, respectively, for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.  The revaluation of the estimated fair value of the Liability for the nine months ended September 30, 2010 will be approximately $815,000, resulting in a related non-cash gain of $815,000.

The above disclosures concerning the related impact of the anticipated restatement are estimations only, subject to the Company’s finalization of the restatement and may change.

None of the above issues from this non-cash adjustment will actually affect the Company’s revenues, operating expenses, liquidity or cash flows from past or future operations, except in the highly unlikely event the Company would be taken private.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’ flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® represents experimental nucleic acids being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’ platform technology includes agents for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has an extensive number of patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States. For more information please visit www.hemispherx.net.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission.    Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.  Clinical trials for other potential indications of the approved biologic Alferon N Injection® do not imply that the product will ever be specifically approved commercially for these other treatment indications. The planning, completion, results or submission of clinical trials do not imply that any study product will ever be approved commercially for the studied or other treatment indications.